Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

National HealthCare Corporation

Murfreesboro, Tennessee

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-129462 and 333-167685) of National HealthCare Corporation of our reports dated February 22, 2011, with respect to the consolidated financial statements and schedule of National HealthCare Corporation, and the effectiveness of internal control over financial reporting of National HealthCare Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Nashville, Tennessee

February 22, 2011